Exhibit 10.16

STOCK PURCHASE AGREEMENT

dated September 22, 2016

by and between

BANK OF SOUTHERN CALIFORNIA, N.A.

and

CASTLE CREEK CAPITAL PARTNERS VI, LP

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of September 22, 2016, by and between Bank of Southern California, N.A., a national banking association (the “Bank”), and Castle Creek Capital Partners VI, L.P., a Delaware limited partnership (the “Purchaser”).

RECITALS

A. The Bank and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 16.7 of the regulations of the Office of the Comptroller of the Currency (the “OCC”), which regulation incorporates Rule 506 of Regulation D (“Regulation D”) as promulgated under the Securities Act of 1933, as amended (the “Securities Act”) by the United States Securities and Exchange Commission (the “Commission”).

B. The Purchaser wishes to purchase, and the Bank wishes to sell, upon the terms and conditions stated in this Agreement, shares of voting common stock, par value $5.00 per share, of the Bank (the “Common Stock”). The number of shares of Common Stock to be purchased by the Purchaser hereunder (the “Purchased Shares”) are set forth on the signature page of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Bank and the Purchaser hereby agree as follows:

Article I

DEFINITIONS

1.1 Definitions

. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Acquisition Proposal” means a written offer or proposal involving the Bank with respect to: (i) any merger, reorganization, consolidation, share exchange, share issuance, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, issuance, lease, exchange, mortgage, pledge, transfer or other disposition of, all or a material portion of the assets or equity securities or deposits of, the Bank, in a single transaction or series of related transactions; (ii) any tender offer or exchange offer for all or a material portion of the outstanding shares of capital stock of the Bank; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition), or investigation pending or, to the Bank’s Knowledge, threatened against the Bank, or any of their respective properties or any officer, director, or employee of the Bank acting in his or her capacity as an officer, director, or employee before or by any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agency” has the meaning set forth in Section 3.1(mm).

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Articles of Association” means the Articles of Association of the Bank and all amendments thereto, as the same may be amended from time to time.

“Bank” has the meaning set forth in the Preamble.

“Bank Counsel” means Horgan, Rosen, Beckham & Coren, L.L.P.

“Bank Deliverables” has the meaning set forth in Section 2.2(a).

“Bank Reports” has the meaning set forth in Section 3.1(hh).

“Bank Financial Statements” has the meaning set forth in Section 3.1(h). “Bank Party” has the meaning set forth in Section 4.7(b).

“Bank’s Knowledge” means with respect to any statement made to the knowledge of the Bank, that the statement is based upon the actual knowledge after reasonable inquiry of the executive officers of the Bank having responsibility for the matter or matters that are the subject of the statement.

“Bankruptcy Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

“BHCA” means the Bank Holding Company Act of 1956.

“BHCA Control” has the meaning set forth in Section 3.1(ss).

“Board of Directors” means the board of directors of the Bank.

“Board Representative” has the meaning set forth in Section 4.21(a)

“Burdensome Condition” has the meaning set forth in Section 4.14.

“Business Combination” has the meaning set forth in Section 1.1.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in California are open for the general transaction of business.

“Bylaws” means the bylaws of the Bank, as amended from time to time.

“California Courts” means the state and federal courts sitting in the State of California.

“Change in Control” means, with respect to the Bank, the occurrence of any of the following events:

(1) any Person or “group” (other than the Purchaser and its Affiliates) becomes a beneficial owner (as defined in Rules 13d-3 of the Exchange Act), directly or indirectly, of 50% or more of the aggregate shares of Common Stock;

(2) any Person or “group” (other than the Purchaser and its Affiliates) becomes a beneficial owner (as defined in Rules 13d-3 of the Exchange Act), directly or indirectly, of 24.9% or more of the aggregate shares of Common Stock, and in connection with such event, individuals who, on the date of this Agreement, constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors;

(3) the consummation of a merger, consolidation, statutory share exchange, or similar transaction that requires adoption by the Bank’s shareholders (a “Business Combination”), unless immediately following such Business Combination more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership (as defined in Rules 13d-3 of the Exchange Act) of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by Common Stock that was outstanding immediately before such Business Combination;

(4) the shareholders of the Bank approve a plan of liquidation or dissolution of the Bank or a sale of all or substantially all of the Bank’s assets; or

(5) the Bank has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) of this definition above.

“CIBC Act” means the Change in Bank Control Act of 1978.

“Closing” means the closing of the purchase and sale of the Purchased Shares pursuant to this Agreement.

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, including the regulations and published interpretations thereunder.

“Commission” has the meaning set forth in the Recitals. “Common Stock” has the meaning set forth in the Recitals.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise for purposes of the BHCA or the CIBC Act.

“Covered Persons” has the meaning set forth in Section 3.1(pp) “CRA” has the meaning set forth in Section 3.1(kk). “Disqualification Event” has the meaning set forth in Section 3.1(pp). “Environmental Laws” has the meaning set forth in Section 3.1(k). “ERISA” has the meaning set forth in Section 3.1(oo).

“Exchange Act” means the Securities Exchange Act of 1934 any successor statute, and the rules and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Fundamental Representations” has the meaning set forth in Section 5.1(a).

“GAAP” means U.S. generally accepted accounting principles as applied by the Bank.

“Governmental Entity” means any court, administrative agency, arbitrator, or commission or other governmental or regulatory authority or instrumentality, whether federal, state, local, or foreign, and any applicable industry self-regulatory organization or securities exchange.

“Holder” means any holder of outstanding Registrable Securities. “Information” has the meaning set forth in Section 4.4(b).

“Insurer” has the meaning set forth in Section 3.1(mm).

“Intellectual Property” has the meaning set forth in Section 3.1(q).

“Law” means any federal, state, county, municipal or local ordinance, permit, concession, grant, franchise, law, statute, code, rule or regulation or any judgment, ruling, order, writ, injunction or decree promulgated by any Governmental Entity.

“Lien” means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right, mortgage, deed of trust, pledge, conditional sale agreement, restriction on transfer or other restrictions of any kind.

“Loan Investor” has the meaning set forth in Section 3.1(mm). “Loans” has the meaning set forth in Section 3.1(mm). “Losses” has the meaning set forth in Section 4.7(a).

“Material Adverse Effect” means any event, circumstance, change or occurrence that has had or would reasonably be expected to have (i) a material and adverse effect on the legality, validity, or enforceability of any Transaction Document with respect to the Bank, (ii) a material and adverse effect on the results of operations, assets, properties, business, condition (financial or otherwise), or prospects of the Bank, or (iii) any adverse impairment to the Bank’s ability to perform in any material respect by the Outside Date its obligations under any Transaction Document; provided, however, that no effect (taken by itself or when aggregated with any and all other effects) directly or indirectly resulting from, arising out of, or attributable to or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” for purposes of clause (ii) above: (A) changes in banking and similar Laws of general applicability or enforcement or interpretations thereof by any applicable Governmental Entity; (B) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally; (C) general changes in national or California’s economic, monetary, market or financial conditions, including changes in prevailing interest rates, inflation, credit markets, capital market conditions or real estate price appreciation/depreciation trends, or in the industries in which the Bank operates; (D) the effects of any action or omission taken by the Bank with the prior written consent of the Purchaser; (E) changes in global or national political conditions, including the outbreak or escalation of acts of terrorism; (F) the failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof except to the extent separately excluded hereunder; or (G) any natural disasters or acts of God, or any outbreaks of a disease or pandemic; except, with respect to (A), (B), (C), (E) and (G), to the extent that the effects of such change are disproportionally adverse to the condition (financial or otherwise), results of operations, assets, prospects or business of the Bank as compared to other similarly situated banks and their holding companies generally.

“Material Contract” means any of the following agreements of the Bank:

(1) any contract containing covenants that limit in any material respect the ability of the Bank to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Bank may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Bank;

(2) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Bank;

(3) any real property lease and any other lease with annual rental payments aggregating $100,000 or more;

(4) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $250,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(5) any contract or arrangement under which the Bank is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Bank) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Bank;

(6) any contract that by its terms limits the payment of dividends or other distributions by the Bank;

(7) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(8) any contract that would reasonably be expected to prevent, materially delay, or materially impede the Bank’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(9) any contract providing for indemnification by the Bank of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;

(10) any contract that contains a put, call, or similar right pursuant to which the Bank could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $100,000; and

(11) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

“Material Permits” has the meaning set forth in Section 3.1(o).

“Minimum Ownership Interest” has the meaning set forth in Section 4.21(a).

“Money Laundering Laws” has the meaning set forth in Section 3.1(ff).

“OCC” means the Office of the Comptroller of the Currency.

“OCC Securities Regulations” means part 16 of the OCC’s regulations (12 C.F.R. Part 16), which incorporate by reference certain provisions of the Securities Act, including but not limited to Regulation D, promulgated under the Securities Act, and Rule 144 of the Securities Act.

“OFAC” has the meaning set forth in Section 3.1(ee).

“Outside Date” means 120 days following the date of this Agreement; provided that if such day is not a Business Day, the first day following such day that is a Business Day.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Entity, or any other form of entity not specifically listed herein.

“Preferred Stock” has the meaning set forth in Section 1.1.

“Proceeding” means an action, claim, suit, investigation, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchased Shares” has the meaning set forth in the Recitals.

“Purchase Price” means $8.50 per Purchased Share.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Purchaser Indemnitors” has the meaning set forth in Section 4.21(f).

“Registrable Securities” means all of the Purchased Shares, shares of Common Stock issuable to the Purchaser under this Agreement, and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization, share exchange, reorganization (including a Holding Company Reorganization) or similar event with respect to the Purchased Shares; provided that the Purchased Shares shall cease to be Registrable Securities upon the earliest to occur of the following: (A) a sale pursuant to a Registration Statement or Rule 144 under the Securities Act (in which case, only the securities sold shall cease to be Registrable Securities); (B) becoming eligible for sale without time, volume or manner of sale restrictions by the Holders under Rule 144; (C) if the Purchased Shares have ceased to be outstanding; or (D) the date a Registration Statement including the Purchased Shares becomes effective.

“Registration Statements” means any one or more registration statements of the Bank filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, any one or more amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agreement” has the meaning set forth in Section 3.1(jj).

“Required Approvals” has the meaning set forth in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule 144.

“Securities” means (1) all of the issued and outstanding shares of Common Stock; (2) all of the issued and outstanding shares of preferred stock of the Bank authorized under its Articles of Association, as amended to date (collectively, the “Preferred Stock”); (3) all rights, options and warrants to acquire either Common Stock or Preferred Stock, to the extent presently exercisable or exercisable at any time in the future, subject only to the condition of the passage of time; and (4) all notes, bonds, debentures and other instruments convertible into or exchangeable for Common Stock and/or Preferred Stock.

“Securities Act” has the meaning set forth in the Recitals.

“Series A Preferred Stock” has the meaning set forth in Section 3.1(g).

“Series B Preferred Stock” has the meaning set forth in Section 3.1(g).

“Series C Preferred Stock” has the meaning set forth in Section 3.1(g).

“Solicitor” has the meaning set forth in Section 3.1(pp).

“Shareholder Litigation” has the meaning set forth in Section 4.17.

“Subsidiary” means any entity in which the Bank, directly or indirectly, owns 50% or more of the outstanding capital stock or otherwise has Control over such entity. For the avoidance of doubt, the Bank has no Subsidiaries.

“Surviving Corporation” has the meaning set forth in this Section 1.1.

“Tax” or “Taxes” mean (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and (ii) any liability in respect of any items described in clause (i) above payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or analogous or similar provisions of Law) or otherwise.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Documents” means this Agreement, the Schedules and Exhibits attached hereto, including the VCOC Letter Agreement and any other documents or agreements executed by the Bank or the Purchaser in connection with the transactions contemplated hereunder.

“VCOC Letter Agreement” means the letter agreement in the form attached hereto as Exhibit A, dated as of the Closing Date, between the Bank and Purchaser.

“Voting Securities” means the securities of the Bank that is then entitled to vote generally in the election of directors of the Bank.

Article II

PURCHASE AND SALE

2.1 Closing.

(a) Purchase of Shares. Unless this Agreement has been terminated pursuant to Section 6.15 and subject to the satisfaction (or waiver, as applicable) of the conditions set forth in Article V and the delivery of the Bank Deliverables and the Purchaser Deliverables, the Closing shall take place on the date that is five (5) Business Days following the day on which the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived (the “Closing Date”), via electronic communication or at such location as agreed by the parties in writing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Bank shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Bank, the Purchased Shares against payment by the Purchaser of the Purchase Price in accordance with the requirements set forth in Section 2.1(b).

(b) Form of Payment. Subject to the satisfaction or waiver of the conditions described in Article V, at the Closing, (i) the Purchaser shall wire the Purchase Price to the Bank, in United States dollars and in immediately available funds; and (ii) upon receipt thereof, the Bank will deliver to the Purchaser the Purchased Shares in certificated form or in uncertificated book-entry form (pursuant to written instructions provided by the Purchaser to the Bank at least three (3) Business Days in advance of the Closing Date).

2.2 Closing Deliveries.

(a) On or prior to the Closing, the Bank shall issue, deliver, or cause to be delivered to the Purchaser (unless otherwise indicated) the following (the “Bank Deliverables”):

(i) a legal opinion of Bank Counsel, dated as of the Closing Date and in the form attached hereto as Exhibit B, executed by such counsel and addressed to the Purchaser;

(ii) a certificate of the Secretary of the Bank, in the form attached hereto as Exhibit C, dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Bank or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares pursuant to this Agreement and the other Transaction Documents, (b) certifying the current versions of the Articles of Association and Bylaws, and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Bank;

(iii) a certificate, dated as of the Closing Date and signed by the Bank’s President and Chief Executive Officer or its Chief Financial Officer, substantially in the form attached hereto as Exhibit D;

(iv) a certificate of the OCC, as of a recent date, evidencing the corporate existence of the Bank under the Laws of the United States and certificate of the FDIC to the effect that the deposit accounts are insured by the FDIC under the provisions of the Federal Deposit Insurance Act; and

(v) the VCOC Letter Agreement.

(b) On or prior to the Closing, the Purchaser shall deliver or cause to be delivered to the Bank the following (the “Purchaser Deliverables”):

(i) a fully completed and duly executed Accredited Investor Questionnaire, reasonably satisfactory to the Bank, in the form attached hereto as Exhibit E; and

(ii) the VCOC Letter Agreement.

Article III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Bank. Except as otherwise set forth on the Disclosure Schedule attached to this Agreement, the Bank hereby makes the following representations and warranties to the Purchaser as of the date hereof and as of the Closing Date, except for the representations and warranties that speak as of a specific date, which shall be made as of such date. Disclosure of an item in the Disclosure Schedule corresponding to a particular Section in this Agreement, should the existence of the item or its content be relevant to any other Section, shall be deemed to be disclosed in that other Section whether or not an explicit cross-reference appears to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to the other Section.

(a) Subsidiaries. The Bank has no direct or indirect Subsidiaries.

(b) Organization and Qualification. The Bank is an entity duly incorporated or otherwise organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. The Bank is not in violation of any of the provisions of its respective certificate or articles of association, bylaws, or other organizational or charter documents. The Bank is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not in the reasonable judgment of the Bank be expected to have a Material Adverse Effect. The Bank’s deposit accounts are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due and no proceeding for the termination of such insurance is pending or, to the Bank’s Knowledge, threatened. The Bank has conducted its business in compliance with all applicable federal, state and foreign Laws, orders, judgments, decrees, and applicable stock exchange requirements, including all Laws restricting activities of banking organizations, in all material respects except as disclosed in Schedule 3.1(b).

(c) Authorization; Enforcement; Validity. The Bank has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Purchased Shares in accordance with the terms hereof. The Bank’s execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby (including, but not limited to, the sale and delivery of the Purchased Shares) have been duly authorized by all necessary corporate action on the part of the Bank, and no further corporate action is required by the Bank, its Board of Directors, or its shareholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Bank and is, or when delivered in accordance with the terms hereof or thereof, will constitute the legal, valid, and binding obligation of the Bank enforceable against the Bank in accordance with its terms, except (i) as such enforceability may be limited by the Bankruptcy Exceptions, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (iii) insofar as indemnification and contribution provisions may be limited by applicable Law; and (iv) as such enforceability may be limited by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(b)(6)(D)). There are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Bank’s capital stock to which the Bank is a party or, to the Bank’s Knowledge, between or among any of the Bank’s shareholders.

(d) No Conflicts. The execution, delivery, and performance by the Bank of the Transaction Documents and the consummation by the Bank of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Purchased Shares) do not and will not, subject to receipt of the Required Approvals, (i) conflict with or violate any provisions of the Bank’s articles of association, bylaws, or otherwise result in a violation of the organizational documents of the Bank, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Bank or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture or instrument to which the Bank is a party, or (iii) subject to the Required Approvals and assuming full compliance by the applicable party with any condition, covenant or requirement contained in such Required Approvals, conflict with or result in a violation of any Law, or other restriction of any court or Governmental Entity to which the Bank is subject (including federal and state securities Laws), or by which any property or asset of the Bank is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Bank is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local, or other Governmental Entity, self-regulatory organization, or other Person in connection with the execution, delivery, and performance by the Bank of the Transaction Documents (including, without limitation, the issuance of the Purchased Shares), other than (i) filings required by any applicable state securities Laws, (ii) the filing with the OCC of all notices and/or applications required under the applicable Law and the receipt of all applicable consents or non- objections from such Governmental Entities necessary or required under applicable Law, and (iii) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”). The Bank is unaware of any facts or circumstances relating to the Bank which would be likely to prevent the Bank from obtaining or effecting any of the foregoing.

(f) Issuance of the Shares. The issuance of the Purchased Shares has been duly authorized and the Purchased Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid, and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by the Purchaser, and shall not be subject to preemptive or similar rights. The Purchased Shares will be issued in compliance with all applicable federal and state securities Laws.

(g) Capitalization. The authorized capital stock of the Bank consists of (i) 10,000,000 shares of Common Stock, of which 4,314,538 shares are issued and outstanding, 157,725 shares are reserved for issuance pursuant to outstanding options granted in accordance with the Bank’s 2001 Stock Option Plan (which has been terminated in accordance with its terms), and 997,235 shares are reserved for issuance pursuant to the Bank’s 2011 Omnibus Equity Incentive Plan, leaving 4,530,503 shares of Common Stock available for future issuances; and (ii) 10,000,000 shares of serial Preferred Stock, of which no shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), no shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), and no shares of the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) are currently outstanding. All of the outstanding shares of capital stock of the Bank are duly authorized, validly issued, fully paid, and have been issued in compliance in all material respects with all applicable federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Bank. Schedule 3.1(g) sets forth: (A) the shares of Common Stock reserved for issuance pursuant to the Bank’s 2001 Stock Option Plan and the Bank’s 2011 Omnibus Equity Incentive Plan; (B) the shares of Common Stock issuable by the Bank pursuant to the exercise of outstanding options granted in accordance with the Bank’s 2001 Stock Option Plan or granted in accordance with the Bank’s 2011 Omnibus Equity Incentive Plan; (C) the shares of Common Stock subject to outstanding awards of restricted shares pursuant to the Bank’s 2011 Omnibus Equity Incentive Plan; (D) the shares of Common Stock that, subject to the discretion of the Board of Directors, the Bank may grant as stock options or award as restricted stock pursuant to the Bank’s 2011 Omnibus Equity Incentive Plan prior to the Outside Date; and (E) the number of shares of the Bank’s Common Stock outstanding immediately following the Closing after giving effect to the transactions contemplated by this Agreement but not including the exercise of any outstanding stock options currently vested or that will vest prior to the Outside Date, or any restricted shares that will vest and become unrestricted prior to the Outside Date. Except as disclosed in Schedule 3.1(g), there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Bank, or contracts, commitments, understandings or arrangements by which the Bank is or may become bound to issue additional shares of capital stock of the Bank or options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Bank. Except as set forth on Schedule 3.1(g) which identifies credit facilities, the Bank has made available to the Purchaser or its representatives, prior to the date hereof, true, correct, and complete copies of all material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Bank or by which the Bank is bound, if applicable. There are no outstanding securities or instruments of the Bank that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Bank is or may become bound to redeem a security of the Bank. The Bank does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Bank does not have any liabilities or obligations required to be disclosed in the Bank Financial Statements but not so disclosed in the Bank Financial Statements, which will have or would reasonably be expected to have a Material Adverse Effect. There are no securities or instruments issued by or to which the Bank is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchased Shares pursuant to this Agreement and the other Transaction Documents.

(h) Financial Statements. The balance sheets of the Bank as of December 31, 2015 and 2014 and related statements of operations, changes in shareholders’ equity and cash flows for the two years ended December 31, 2015, together with the notes thereto, and the unaudited balance sheets of the Bank as of June 30, 2016 and the related statements of operations and changes in shareholders’ equity for the six months then ended (the “Bank Financial Statements”), (1) have been prepared from, and are in accordance with the books and records of the Bank, (2) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that the unaudited financial statements may not contain all footnotes required by GAAP and (3) fairly present in all material respects the balance sheet, results of operations and changes in shareholders’ equity of the Bank taken as a whole as of and for the dates thereof and the results of operations, shareholders’ equity and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.

(i) Tax Matters. Since January 1, 2011, the Bank has (i) timely filed all material foreign, U.S. federal, state and local Tax Returns that are or were required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) paid all material Taxes required to be paid by it and any other material assessment, fine or penalty levied against it, whether or not shown or determined to be due on such Tax Returns, other than any such amounts (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) timely withheld, collected or deposited as the case may be all material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by it, and to the extent required, have been paid to the relevant taxing authority in accordance with applicable Law; and (iv) complied with all applicable information reporting requirements in all material respects. The Bank (i) is not subject to any outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Bank either within the Bank’s Knowledge or claimed, pending or raised by an authority in writing; (ii) is not a party to, bound by or otherwise subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement; (iii) has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(2); or (iv) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise. To the Bank’s Knowledge, no claim has been made by a tax authority in a jurisdiction where the Bank does not pay Taxes or file Tax Returns asserting that the Bank is or may be subject to Taxes assessed by such jurisdiction. The Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing as a result of any: (1) installment sale or other open transaction disposition made on or prior to the Closing; (2) prepaid amount received on or prior to the Closing; (3) written and legally binding agreement with a Governmental Entity relating to taxes for any taxable period ending on or before the Closing; (4) change in method of accounting in any taxable period ending on or before the Closing; or (5) election under Section 108(i) of the Code.

(j) Material Changes. Since December 31, 2015, there have been no events, occurrences, or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(k) Environmental Matters. To the Bank’s Knowledge, the Bank (i) is not in violation of any Law of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iii) does not own or operate any real property contaminated with any substance that is in violation of any Environmental Laws or (iv) is not subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there is no pending or, to the Bank’s Knowledge, threatened investigation that might lead to such a claim. Except as would not result in a Material Adverse Effect, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Bank, or any currently or formerly owned or operated property of the Bank, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Bank, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property of the Bank.

(l) Litigation. There is no Action pending or, to the Bank’s Knowledge, threatened, which (i) challenges the legality, validity, or enforceability of any of the Transaction Documents, the issuance of Purchased Shares pursuant to this Agreement, or (ii) except as disclosed in Schedule 3.1(l), is reasonably likely to be material to the Bank, individually or in the aggregate, if there were an unfavorable decision. Neither the Bank nor, to the Knowledge of the Bank, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty nor is any such Action, to the Bank’s Knowledge, currently threatened. There is no Action by the Bank pending or which the Bank intends to initiate (other than collection or similar claims in the ordinary course of business). There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Bank or any executive officers or directors of the Bank in their capacities as such, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Bank.

(m) Employment Matters. No labor dispute exists or, to the Bank’s Knowledge, is imminent with respect to any of the employees of the Bank which would have or reasonably be expected to have a Material Adverse Effect. None of the employees of the Bank is a member of a union that relates to such employee’s relationship with the Bank, and the Bank is not a party to a collective bargaining agreement. To the Bank’s Knowledge, there is no activity involving any of the employees of the Bank seeking to certify a collective bargaining unit or similar organization. To the Bank’s Knowledge, no executive officer of the Bank is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Bank’s Knowledge, the continued employment of each such executive officer does not subject the Bank to any liability with respect to any of the foregoing matters. The Bank is in compliance with all Laws and regulations relating to employment and employment practices, immigration, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, except as otherwise disclosed to the Purchaser, no employee with the title of Vice President or higher has given notice to the Bank of his or her intent to terminate his or her employment or service relationship with the Bank. The Bank is in material compliance with all Laws concerning the classification of employees and independent contractors and has properly classified all such individuals for purposes of participation in employee benefit plans.

(n) Compliance. The Bank (i) is not in default under or in violation of, and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Bank, nor has the Bank received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (ii) is in violation of any order of which the Bank has been made aware in writing of any court, arbitrator, or governmental body having jurisdiction over the Bank or its properties or assets, (iii) is in violation of, or in receipt of written notice that it is in violation of, any statute, rule, regulation, policy, guideline, or order of any Governmental Entity or self-regulatory organization applicable to the Bank, or which would have the effect of revoking or limiting FDIC deposit insurance, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o) Regulatory Permits. The Bank possesses or has applied for all certificates, authorizations, consents, licenses, franchises, variances, exemptions, orders, approvals and permits issued by the appropriate Governmental Entities necessary to conduct its businesses as currently conducted, except where the failure to possess such certificates, authorizations, consents, or permits, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”), and (i) the Bank has not received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits, and (ii) the Bank is unaware of any facts or circumstances that would give rise to the revocation or material adverse modification of any Material Permits.

(p) Title to Assets. The Bank has good and marketable title to all real property and tangible personal property owned by it which is material to the business of the Bank, free and clear of all Liens, except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Bank. Any real property and facilities held under lease by the Bank are held by it under valid, subsisting, and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Bank. No notice of a claim of default by any party to any lease entered into by the Bank has been delivered to the Bank or is now pending, and there does not exist any event or circumstance that with notice or passing of time, or both, would constitute a default or excuse performance by any party thereto. None of the owned or leased premises or properties of the Bank is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Bank.

(q) Patents and Trademarks. The Bank owns, possesses, licenses, or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how, and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of its business as now conducted or as proposed to be conducted, except where the failure to own, possess, license, or have such rights would not have or reasonably be expected to have a Material Adverse Effect. Except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) there are no rights of third parties to any such Intellectual Property, (b) to the Bank’s knowledge there is no infringement by third parties of any such Intellectual Property, (c) there is no pending or, to the Bank’s Knowledge, threatened action, suit, proceeding, or claim by others challenging the Bank’s rights in or to any such Intellectual Property, (d) there is no pending or, to the Bank’s Knowledge, threatened action, suit, proceeding, or claim by others challenging the validity or scope of any such Intellectual Property, and (e) there is no pending or, to the Bank’s Knowledge, threatened action, suit, proceeding, or claim by others that the Bank infringes or otherwise violates any patent, trademark, copyright, trade secret, or other proprietary rights of others.

(r) Insurance. The Bank is, and following the Closing Date will remain, insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Bank reasonably believes to be prudent and customary in the businesses and locations in which and where the Bank is engaged. The Bank has not been refused any insurance coverage sought or applied for, and the Bank does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect. All premiums due and payable under all such policies and bonds have been timely paid, and the Bank is in material compliance with the terms of such policies and bonds. The Bank has not received any notice of cancellation of any such insurance, nor, to the Bank’s Knowledge, will it be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be materially higher than its existing insurance coverage. The Bank (i) maintains directors’ and officers’ liability insurance and fiduciary liability insurance with financially sound and reputable insurance companies with benefits and levels of coverage as disclosed in Schedule 3.1(r), (ii) has timely paid all premiums on such policies, and (iii) there has been no lapse in coverage during the term of such policies.

(s) Transactions with Affiliates and Employees. Except as set forth in Schedule 3.1(s), none of the officers or directors of the Bank and, to the Bank’s Knowledge, none of the employees of the Bank, is presently a party to any transaction with the Bank or to a presently contemplated transaction (other than for services as employees, officers, and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act if the Common Stock was required to be registered with the Commission under the Securities Act or the Exchange Act.

(t) Internal Control over Financial Reporting. Based upon the most recent evaluation by the Bank’s outside auditors of the Bank’s internal control over financial reporting, there are no significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to materially and adversely affect the Bank’s ability to record, process, summarize, and report financial information. From the period beginning December 31, 2012 and ending on the Closing Date, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting. Since December 31, 2012, (i) neither the Bank nor, to the Bank’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Bank has engaged in questionable accounting or auditing practices; and (ii) no attorney representing the Bank, whether or not employed by the Bank, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Bank or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Bank.

(u) Brokers and Finders. No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest, or claim against or upon the Bank or the Purchaser for any commission, fee, or other compensation as a broker or a finder, or in any similar capacity pursuant to any agreement, arrangement, or understanding entered into by or on behalf of the Bank, except for the fees paid and/or payable to MJC Partners, LLC, as set forth on Schedule 3.1(u). The Bank shall indemnify, pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

(v) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement and the accuracy of the information disclosed in the Accredited Investor Questionnaire, no registration under the Securities Act is required for the offer and sale of the Shares by the Bank to the Purchaser under the Transaction Documents.

(w) Registration Rights. Other than the Purchaser, no Person has any right to cause the Bank to effect the registration under the Securities Act of any securities of the Bank.

(x) No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, neither the Bank nor, to the Bank’s Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Bank security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under the OCC Securities Regulations in connection with the offer and sale by the Bank of the Purchased Shares as contemplated hereby.

(y) Investment Company. The Bank is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the Bank does not sponsor any Person that is such an investment company.

(z) Unlawful Payments. To the Bank’s Knowledge, neither the Bank nor any directors, officers, employees, agents, or other Persons acting at the direction of or on behalf of the Bank has, in the course of its actions for, or on behalf of, the Bank (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to foreign or domestic political activity, (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic government official or employee.

(aa) Application of Takeover Protections; Rights Agreements. The Bank has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its Common Stock or a Change in Control of the Bank. The Bank and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Bank’s Articles of Association or other organizational documents or the Laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Purchaser solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Bank’s issuance of the Purchased Shares and the Purchaser’s ownership of the Purchased Shares.

(bb) No Undisclosed Liabilities. There are no material liabilities or obligations of the Bank of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, except for (i) liabilities appropriately reflected or reserved against in accordance with GAAP in the Bank’s audited balance sheet or that are otherwise disclosed in the footnotes to the financial statements for the year ended December 31, 2015, and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2015.

(cc) Acknowledgment Regarding Purchaser’s Purchase of Shares. The Bank acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Bank further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Bank (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Purchased Shares.

(dd) Absence of Manipulation. The Bank has not, and to the Bank’s Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Bank to facilitate the sale or resale of any of the Purchased Shares.

(ee) OFAC. The Bank and, to the Bank’s Knowledge, any director, officer, agent, employee, Affiliate, or Person acting on behalf of the Bank is not currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Bank will not knowingly use the proceeds of the sale of the Purchased Shares towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ff) Money Laundering Laws. The operations of the Bank are, and have been conducted at all times, in compliance in all material respects with the money laundering Laws (collectively, the “Money Laundering Laws”), and to the Bank’s Knowledge, no action, suit, or proceeding by or before any court or Governmental Entity, authority, or body or any arbitrator involving the Bank with respect to the Money Laundering Laws is pending or, to the Bank’s Knowledge, threatened.

(gg) No Additional Agreements. The Bank has no agreements or understandings (including, without limitation, side letters) with any other Person to purchase shares of Common Stock on terms more favorable to such Person than as set forth herein.

(hh) Reports, Registrations and Statements. Since January 1, 2014, the Bank has filed all material reports, registrations, documents, filings, submissions and statements, together with any required amendments thereto, that it was required to file with the FDIC, the OCC, and any other applicable federal or state securities or banking authorities, and has paid all fees and assessments due and payable in connection therewith, except where the failure to pay any such fees and/or assessments, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Bank Reports.” All such Bank Reports were filed on a timely basis or the Bank received a valid extension of such time of filing and has filed any such Bank Reports prior to the expiration of any such extension. As of their respective dates, the Bank Reports complied in all material respects with all the rules and regulations promulgated by the FDIC, the OCC, and any other applicable foreign, federal, or state securities or banking authorities, as the case may be.

(ii) Regulatory Capitalization. As of June 30, 2016, the Bank was considered “well capitalized” under the OCC’s regulatory framework for prompt corrective action (12 C.F.R. § 6.4(c)(1)).

(jj) Agreements with Regulatory Agencies. Except as set forth in Schedule 3.1(jj), the Bank is not subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2014, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Bank been advised in writing since December 31, 2014 by any Governmental Entity that it intends to issue, initiate, order, or request any such Regulatory Agreement. The Bank is in compliance in all material respects with the all Regulatory Agreements applicable to it.

(kk) Compliance with Certain Banking Regulations. To the Bank’s Knowledge, there are no facts or circumstances, and the Bank has no reason to believe that any facts or circumstances exist, that would cause the Bank (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory,” (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, any order issued with respect to anti-money laundering by OFAC, or any other Money Laundering Law, (iii) to be deemed not to be in satisfactory compliance, in any material respect, with the Home Mortgage Disclosure Act, the Fair Housing Act, the Community Reinvestment Act, the Equal Credit Opportunity Act, or (iv) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any applicable federal and state privacy Laws as well as the provisions of all information security programs adopted by the Bank.

(ll) No General Solicitation or General Advertising. Neither the Bank nor, to the Bank’s Knowledge, any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Purchased Shares.

(mm) Loan Portfolio. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) The Bank has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any loan, lease or other extension of credit or commitment to extend credit (“Loans”) originated, purchased or serviced by the Bank satisfied in all material respects, (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to Loans set forth in any contract or agreement between the Bank and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each Loan and (E) the underwriting guidelines and other loan policies and procedures of the Bank;

(ii) No Agency, Loan Investor, or Insurer has (A) claimed in writing that the Bank has violated or has not complied with the applicable underwriting standards with respect to Loans sold by the Bank to a Loan Investor or Agency, or with respect to any sale of Loan servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Bank or (C) indicated in writing to the Bank that it has terminated or intends to terminate its relationship with the Bank for poor performance, poor Loan quality or concern with respect to the Bank’s compliance with Laws; and

(iii) The characteristics of the loan portfolio of the Bank have not materially changed from the characteristics of the loan portfolio of the Bank as of December 31, 2015.

For purposes of this Section 3.1(mm), (A) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture, or any other Governmental Entity with authority to (i) determine any investment, origination, lending, or servicing requirements with regard to Loans originated, purchased, or serviced by the Bank, or (ii) originate, purchase, or service Loans, or otherwise promote lending, including state and local housing finance authorities, (B) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased, or serviced by the Bank or a security backed by or representing an interest in any such Loan, and (C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the Loans originated, purchased, or serviced by the Bank, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture, and any private mortgage insurer, and providers of hazard, title, or other insurance with respect to such Loans or the related collateral.

(nn) Risk Management Instruments. The Bank has in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the Bank. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, since January 1, 2013, all derivative instruments, including, swaps, caps, floors, and option agreements, entered into for the Bank’s own account were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all respects with all applicable Laws, and (3) with counterparties believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Bank, enforceable in accordance with its terms, subject in each case to the Bankruptcy Exceptions. Neither the Bank nor, to the Bank’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(oo) ERISA. The Bank is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Bank would have any liability; the Bank has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan, “ or (ii) Sections 412 or 4971 of the Code; and each “Pension Plan” for which the Bank would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(pp) No “Bad Actor” Disqualification. The Bank has exercised reasonable care, in accordance with the Commission rules and guidance, and has conducted a factual inquiry including the procurement of relevant questionnaires from each Covered Person (as defined below) or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To the Bank’s knowledge, after conducting such sufficiently diligent factual inquiries, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Bank has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Bank; any predecessor or affiliate of the Bank; any director, executive officer, other officer participating in the offering, general partner or managing member of the Bank; any beneficial owner of 20% or more of the Bank’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Bank in any capacity at the time of the sale of the Securities; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(qq) Nonperforming Assets. To the Bank’s Knowledge, as of the date hereof, the Bank believes that (i) it will be able to fully and timely collect substantially all interest, principal, or other payments when due under its loans, leases, and other assets that are not classified as substandard, doubtful, loss or nonperforming and such belief is reasonable under all the facts and circumstances known to the Bank and (2) the amount of reserves and allowances for loan and lease losses and other nonperforming assets established on the Bank Financial Statements is adequate, and such belief is reasonable under all the facts and circumstances known to the Bank.

(rr) No Change in Control. The Bank is not a party to any employment, Change in Control, severance, or other compensatory agreement or any benefit plan pursuant to which the issuance of the Purchased Shares to the Purchaser as contemplated by this Agreement would trigger a “change of control” or other similar provision in any of the agreements, which results in payments to the counterparty or the acceleration of vesting of benefits.

(ss) Common Control. The Bank is not and, after giving effect to the offering and sale of the Shares, will not be under the control (as defined in the BHCA and the Federal Reserve’s Regulation Y (12 C.F.R. Part 225) (“BHCA Control”) of any Company (as defined in the BHCA and the Federal Reserve’s Regulation Y). The Bank is not in BHCA Control of any federally insured depository institution. The Bank does not control, in the aggregate, more than five percent of the outstanding voting class, directly or indirectly, of any federally insured depository institution. The Bank is not subject to the liability of any commonly controlled depository institution pursuant to Section 5(e) of the Federal Deposit Insurance Act (12 U.S.C. § 1815(e)).

(tt) Material Contracts. The Bank has made available to the Purchaser or its representatives, prior to the date hereof, true, correct, and complete copies of each Material Contract to which the Bank is a party or subject (whether written or oral, express or implied) as of the date of this Agreement. Each Material Contract is a valid and binding obligation of the Bank and, to the Bank’s Knowledge, each other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each such Material Contract is enforceable against the Bank and, to the Bank’s Knowledge, each other party to such Material Contract in accordance with its terms (subject in each case to the Bankruptcy Exceptions, regardless of whether such enforceability is considered in a proceeding of law or at equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(b)(6)(D)), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Bank nor, to the Bank’s Knowledge, any other party to a Material Contract, is in material default or material breach of a Material Contract and there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both), in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Bank as follows:

(a) Organization; Authority. The Purchaser is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Purchaser, and has the requisite corporate, partnership, limited liability company, or other power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery, and performance by the Purchaser of this Agreement and the transactions contemplated hereby have been duly authorized by the Purchaser’s board of directors, general partner, managing members, investment committee or other authorized persons, as the case may be (if such authorization is required), and no further approval or authorization by any of such persons, as the case may be, is required. This Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exceptions.

(b) No Conflicts. The execution, delivery, and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, or instrument to which the Purchaser is a party, or (iii) result in a violation of any Law applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights, or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(c) Investment Intent. The Purchaser understands that the Purchased Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Law and is acquiring the Purchased Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities Laws, provided, however, that by making the representations herein, the Purchaser does not agree to hold any of the Purchased Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Purchased Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws. The Purchaser is acquiring the Purchased Shares hereunder in the ordinary course of its business. The Purchaser does not presently have any agreement, plan, or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Purchased Shares (or any securities which are derivatives thereof) to or through any person or entity.

(d) Purchaser Status. At the time the Purchaser was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Purchaser has provided the information in the Accredited Investor Questionnaire attached hereto as Exhibit E, which information is true, accurate and correct in all respects.

(e) General Solicitation. The Purchaser is not purchasing the Purchased Shares as a result of any advertisement, article, notice, or other communication regarding the Purchased Shares published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or any other form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the Commission).

(f) Experience of The Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares and has so evaluated the merits and risks of such investment. The Purchaser is capable of protecting its own interests in connection with this investment and has experience as an investor in securities of companies like the Bank. The Purchaser is able to hold the Purchased Shares indefinitely if required, is able to bear the economic risk of an investment in the Purchased Shares, and, at the present time, is able to afford a complete loss of such investment. Further, the Purchaser understands that no representation is being made as to the future trading value or trading volume of the Purchased Shares.

(g) Access to Information. The Purchaser is sufficiently aware of the Bank’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Purchased Shares. The Purchaser acknowledges that it has had the opportunity to review the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, management and representatives of the Bank concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares and any such questions have been answered to the Purchaser’s reasonable satisfaction; (ii) access to information about the Bank and its financial condition, results of operations, business, properties, management, and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Bank possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Purchaser has received all information it deems appropriate for assessing the risk of an investment in the Purchased Shares. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend, or affect the Purchaser’s right to rely on the truth, accuracy, and completeness of the Disclosure Materials provided to the Purchaser and the Bank’s representations and warranties contained in the Transaction Documents. The Purchaser has sought such accounting, legal, and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Purchased Shares. Purchaser acknowledges that the Bank has not made any representation, express or implied, with respect to the accuracy, completeness, or adequacy of any available information except that the Bank has made the express representations and warranties contained in Section 3.1 of this Agreement.

(h) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest, or claim against or upon the Bank for any commission, fee, or other compensation as a broker or a finder, or in any similar capacity pursuant to any agreement, arrangement, or understanding entered into by or on behalf of the Purchaser.

(i) Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to purchase the Purchased Shares pursuant to the Transaction Documents, and the Purchaser confirms that it has not relied on the advice of the Bank (or any of its agents, counsel, or Affiliates). The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Bank to the Purchaser in connection with the purchase of the Purchased Shares constitutes legal, regulatory, tax, or investment advice. The Purchaser has consulted such legal, tax, and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares.

(j) Residency. The Purchaser’s office in which its investment decision with respect to the Purchased Shares was made is located at the address immediately below the Purchaser’s name on its signature page hereto.

3.3 The Bank and the Purchaser acknowledge and agree that neither party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III and the Transaction Documents.

Article IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Compliance with Laws. Notwithstanding any other provision of this Article IV, the Purchaser covenants that the Purchased Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the OCC Securities Regulations, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the OCC Securities Regulations, and in compliance with any applicable state, federal or foreign securities Laws. In connection with any transfer of the Purchased Shares other than (i) pursuant to an effective registration statement, (ii) to the Bank, or (iii) pursuant to Rule 144 of the Securities Act (provided that the transferor provides the Bank with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), the Bank may require the transferor thereof to provide to the Bank and the transfer agent, at the transferor’s expense, an opinion of counsel reasonably acceptable to the Bank to the effect that such transfer does not require registration of such transferred securities under the OCC Securities Regulations. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Purchaser under this Agreement with respect to such transferred Purchased Shares.

(b) Legends. Certificates evidencing the Securities shall bear any legend as required by the “blue sky” Laws of any state and restrictive legends in substantially the following form, until such time as they are not required under Section 4.1(c) or applicable Law:

“THIS SECURITY HAS NOT BEEN REGISTERED WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAS NOT BEEN QUALIFIED BY THE COMMISSIONER OF THE CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED, OR QUALIFIED WITH ANY OTHER STATE SECURITIES COMMISSIONER OR OTHER REGULATORY AUTHORITY IN RELIANCE ON APPLICABLE EXEMPTIONS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY IN THE ABSENCE OF REGISTRATION AND QUALIFICATION OR A WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE BANK REGARDING THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION AND QUALIFICATION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCK PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 22, 2016, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE BANK AT THE BANK’S PRINCIPAL EXECUTIVE OFFICES.”

(c) Removal of Legends. Upon the written request of the holder, the restrictive legends set forth in Section 4.1(b) above shall be removed and the Bank shall issue a certificate without such restrictive legends or any other restrictive legends (other than the legend described below in Section 4.2) to the holder of the applicable Securities upon which it is stamped, if (i) such Securities are registered for resale under the Securities Act, (ii) such Securities are sold or transferred pursuant to Rule 144, or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Bank to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions and, in the case of clauses (i), (ii) and (iii), the new holder is not an Affiliate of the Bank and the Bank receives an opinion of counsel for the holder reasonably satisfactory to the Bank stating that neither the holder nor the new holder of the certificate evidencing the Securities is an Affiliate of the Bank. Following the earlier of (A) the date on which an initial Registration Statement is first declared effective by the OCC or (B) Rule 144 becoming available for the resale of Securities, without the requirement for the Bank to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Bank, upon the written request of the holder, shall instruct the transfer agent to remove the legend from the Securities and shall cause its counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent, Bank counsel, or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Purchaser. If a legend is no longer required pursuant to the foregoing, the Bank will, as soon as practicable following the delivery by the Purchaser to the Bank or the transfer agent (with notice to the Bank) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required by Section 4.1(a), deliver or cause to be delivered to the Purchaser a certificate representing such Securities that is free from all restrictive legends. The Bank may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 4.1(c).

4.2 Purchaser’s Acknowledgement of Transfer Restrictions. The Purchaser acknowledges its primary responsibilities under the OCC Securities Regulations and the Securities Act and, accordingly, will not sell or otherwise transfer the Purchased Shares or any interest therein without complying with the requirements of the OCC Securities Regulations and the Securities Act. Except as otherwise provided below, to the extent applicable to the Purchaser’s Shares, while the registration statement referred to in Section 4.1(c) remains effective, the Purchaser may sell the Purchased Shares in accordance with the plan of distribution contained in the registration statement, if applicable, and if it does so, it will comply therewith and with the related prospectus delivery requirements, unless an exemption therefrom is available.

4.3 Acknowledgment of Dilution. The Bank acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock. The Bank further acknowledges that its obligations under this Agreement, including without limitation its obligation to issue the Securities pursuant to this Agreement, are unconditional (except as otherwise set forth herein) and absolute and not subject to any right of set off, counterclaim, delay, or reduction, regardless of the effect of any such dilution or any claim the Bank may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Bank.

4.4 Access, Information and Confidentiality.

(a) In addition to any rights provided in the VCOC Letter Agreement, so long as the Purchaser, together with its Affiliates, in the aggregate owns at least 1.0% or more of the Common Stock then outstanding, the Bank will (A) permit the Purchaser to visit and inspect, at the Purchaser’s expense, the properties of the Bank and the Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Bank and the Subsidiaries with personnel of the Bank, all upon reasonable notice and at such reasonable times and as often as the Purchaser may reasonably request, and (B) make appropriate officers of the Bank and the Subsidiaries available periodically and at such times as reasonably requested by the Purchaser for consultation with the Purchaser or its designated representative with respect to matters relating to the business and affairs of the Bank and the Subsidiaries. Any investigation pursuant to this Section 4.4(a) shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Bank.

(b) The parties to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of Law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to bank and securities regulatory authorities.

4.5 Intentionally Omitted.

4.6 No Integration. The Bank shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Bank shall, sell, offer for sale, or solicit offers to buy, or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares to the Purchaser.

4.7 Indemnification.

(a) Indemnification of Purchaser. The Bank will indemnify and hold the Purchaser and its directors, officers, shareholders, members, partners, employees, agents, and investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees, agents, or investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless against all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses of any nature incurred by a Purchaser Party, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees, costs of investigation, consultants’ fees, penalties and judgments that any such Purchaser Party may suffer or incur (“Losses”) as a result of any breach of any of the representations, warranties, covenants, or agreements made by the Bank in the Transaction Documents to the extent the aggregate amount of such Losses exceeds $100,000 (other than in connection with any breach of the Fundamental Representations or covenants by the Bank in the Transaction Documents, in which case this limitation shall not apply); it being understood that once the aggregate amount of such Losses exceeds $100,000, the Bank shall be liable for all Losses under the foregoing indemnity provisions in excess of $100,000 (other than in connection with any breach of the Fundamental Representations or covenants by the Bank in the Transaction Documents, in which case this limitation shall not apply); it being further understood that the Bank shall not indemnify or hold harmless any Purchaser Party for any individual Loss or series of related Losses that do not equal or exceed $5,000 and any such individual Loss or series of related Losses shall not apply against the foregoing $100,000. Notwithstanding the immediately foregoing, the Bank will not be liable to any Purchaser Party under this Agreement to the extent, but only to the extent that a loss, claim, damage, or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants, or agreements made by such Purchaser Party in the Transaction Documents or attributable to the actions or inactions of such Purchaser Party. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to purchase price for Tax purposes, except as otherwise required by Law or deemed impermissible under GAAP.

(b) Indemnification of Bank. The Purchaser will indemnify and hold the Bank and its directors, officers, shareholders, members, partners, employees, agents, and investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Bank (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees, agents, or investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Bank Party”) harmless against all Losses as a result of any breach of any of the representations, warranties, covenants, or agreements made by the Purchaser in the Transaction Documents to the extent the aggregate amount of such Losses exceeds $100,000; it being understood that once the aggregate amount of such Losses exceeds $100,000, the Purchaser shall be liable for all Losses under the foregoing indemnity provisions in excess of $100,000; it being further understood, that the Purchaser shall not indemnify or hold harmless any Bank Party for any individual Loss or series of related Losses that do not equal or exceed $5,000 and any such individual Loss or series of related Losses shall not apply against the foregoing $100,000. Notwithstanding the foregoing, the Purchaser will not be liable to any Bank Party under this Agreement to the extent, but only to the extent that a loss, claim, damage, or liability is attributable to any Bank Party’s breach of any of the representations, warranties, covenants, or agreements made by such Bank Party in the Transaction Documents or attributable to the actions or inactions of such Bank Party.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by either a Purchaser Party or a Bank Party of notice of any demand, claim, or circumstances which would or might give rise to a claim or the commencement of any action, proceeding, or investigation in respect of which indemnity may be sought by the Purchaser Party pursuant to Section 4.7(a) or by the Bank Party pursuant to Section 4.7(b) (the “Indemnified Party”), such Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that: (i) the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually and materially and adversely prejudiced by such failure to notify, and (ii) the Bank shall not be obligated to pay any fees or expenses or indemnify any Purchaser Party for any Losses until the Purchaser Party or Purchaser Parties have incurred, in the aggregate, and have documented to the Bank’s reasonable satisfaction Losses of not less than $100,000 (other than in connection with any breach of the Fundamental Representations or covenants by the Bank in the Transaction Documents, in which case this limitation shall not apply). In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in such proceeding and Indemnified Party is actually and materially and adversely prejudiced by such failure, or (iii) in the reasonable judgment of counsel to such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

(d) Materiality Scrape. For purposes of the indemnity contained in Section 4.7(a) and 4.7(b), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect,” and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom.

4.8 Certain Transactions. The Bank will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Bank), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Bank.

4.9 Use of Proceeds. The Purchaser acknowledges and understands that the Bank intends to use the net proceeds from the sale of the Purchased Shares hereunder to augment its capital position, support its operations, or for general corporate purposes.

4.10 No Additional Issuances. Between the date of this Agreement and the Closing Date, except for the Purchased Shares being issued pursuant to this Agreement and except as set forth on Schedule 3.1(g), the Bank shall not issue or agree to issue any additional shares of Common Stock or other securities which provide the holder thereof the right to convert such securities into, or acquire, shares of Common Stock. For the avoidance of doubt, nothing in this Section 4.10 shall restrict the Bank from issuing securities in response or pursuant to an order or directive by the OCC with respect to capital adequacy.

4.11 Conduct of Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement, the Bank will: (i) operate its and their business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization of the Bank; (iii) use commercially reasonable efforts to retain the services of its employees, consultants, and agents; (iv) preserve the current relationships of the Bank with material customers and other Persons with whom the Bank has and intends to maintain significant relations; (v) maintain all of its operating assets in their current condition (normal wear and tear excepted); (vi) refrain from taking or omitting to take any action that would constitute a breach of Section 3.1(j); and (vii) refrain from (1) declaring, setting aside or paying any distributions or dividends on, or making any distributions (whether in cash, securities, or other property) in respect of, any of its capital stock, (2) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities, or (3) purchasing, redeeming or otherwise acquiring any capital stock, assets or other securities or any rights, warrants or options to acquire any such capital stock, assets or other securities, other than acquisitions of investment securities in the ordinary course of business.

4.12 Avoidance of Control. Notwithstanding anything to the contrary in this Agreement, the Bank shall not take any action (including, without limitation, any redemption, repurchase, rescission or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock), that would reasonably be expected to pose a substantial risk that (a) the Purchaser’s ownership of any class of Voting Securities (together with such Voting Securities owned by the Purchaser’s Affiliates (as such term is used under the BHCA)) to exceed 24.9%, without the prior written consent of the Purchaser, or to increase to an amount that would constitute “control” under the BHC Act or otherwise cause the Purchaser to “control” the Bank under and for purposes of the BHC Act. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the ability to purchase more than 24.9% of the Bank’s total equity. In the event either the Bank or the Purchaser breaches its obligations under this Section 4.12 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or, to the extent commercially reasonable, make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

4.13 Most Favored Nation. During the period from the date of this Agreement through the Closing Date, the Bank shall not enter into any additional, or modify any existing, agreements with any existing or future investors in the Bank that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Purchaser by this Agreement, unless, in any such case, the Purchaser has been provided with such rights and benefits.

4.14 Filings; Other Actions. The Purchaser and the Bank will reasonably cooperate and consult with the other and use commercially reasonable efforts to provide all necessary and customary information and data, to prepare and file all necessary and customary documentation, to effect all necessary and customary applications, notices, petitions, filings and other documents as requested by the applicable Governmental Entity, including executing and delivery to the applicable Governmental Entities customary passivity commitments, disassociation commitments, and commitments not to act in concert, with respect to the Bank, and to obtain all necessary and customary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, in each case, (i) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, in each case required by it, and (ii) with respect to the Purchaser, to the extent typically provided by the Purchaser to such third parties or Governmental Entities, as applicable, under the Purchaser’s policies consistently applied, to the extent the Purchaser has such policies, and subject to such confidentiality requests as the Purchaser may reasonably seek. Each of the parties hereto shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 4.14. The Purchaser and the Bank will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information and confidential information related to the Purchaser and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, the parties hereto agree to act reasonably and as promptly as practicable. The Purchaser and the Bank agree to keep the other reasonably apprised of the status of matters referred to in this Section 4.14. The Purchaser and the Bank shall promptly furnish each other with copies of written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, that the party delivering any such document may redact any confidential information contained therein. Notwithstanding anything in this Section 4.14 or elsewhere in this Agreement to the contrary, the Purchaser shall not be required to provide to the Bank any of its, its Affiliates’, its investment advisors’ or its or their control persons’ or equity holders’ nonpublic, proprietary, personal, or otherwise confidential information including the identities or financial condition of limited partners, shareholders, or non-managing members of the Purchaser or its Affiliates or their investment advisors. Notwithstanding anything to the contrary in this Section 4.14, the Purchaser shall not be required to perform any of the above actions if such performance would constitute or could reasonably result in any restriction or condition that the Purchaser determines, in its reasonable good faith judgment, (i) is materially and unreasonably burdensome, or (ii) would reduce the benefits of the transactions contemplated hereby to the Purchaser to such a degree that the Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date of this Agreement (any such condition or restriction, a “Burdensome Condition”); for the avoidance of doubt, any requirement to disclose the identities or financial condition of limited partners, shareholders, or non- managing members of the Purchaser or its Affiliates or its investment advisers shall be deemed a Burdensome Condition unless otherwise determined by the Purchaser in its sole discretion.

4.15 Intentionally Omitted.

4.16 Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of this Agreement or any other Transaction Document (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article V hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware that would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided that delivery of any notice pursuant to this Section 4.16 shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.

4.17 Shareholder Litigation. The Bank shall promptly inform the Purchaser of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Bank, or any of the past or present executive officers or directors of the Bank that is threatened in writing or initiated by or on behalf of any shareholder of the Bank in connection with or relating to the transactions contemplated hereby or by the Transaction Documents. The Bank shall consult with the Purchaser and keep the Purchaser informed of all material filings and developments relating to any such Shareholder Litigation.

4.18 Acquisition Proposals. The Bank shall notify the Purchaser orally and in writing promptly (but in no event later than two (2) Business Days) after receipt by the Bank of any proposal or offer from any Person to effect an Acquisition Proposal or any request in connection with a prospective Acquisition Proposal for non-public information relating to the Bank or for access to the properties, books or records of the Bank by any Person other than the Purchaser, indicating in such notice the material terms and conditions of any such proposal or offer and the identity of the Person making the proposal or offer, and thereafter shall keep Purchaser reasonably informed with respect to the status of such proposal or offer.

4.19 Holding Company Reorganization. If the Bank becomes a direct or indirect wholly owned subsidiary of a holding company pursuant to a holding company reorganization, the obligations of the Bank under this Agreement shall then become the obligations of the holding company and the holding company shall expressly assume the Bank’s obligations under this Agreement.

4.20 Registration Rights.

(a) If the Bank intends to file a Registration Statement covering a primary or secondary offering of any of its Securities, whether or not the sale is for its own account, which is not a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S- 8 (or successor form), a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 of the Commission or any other similar rule is applicable, the Bank will promptly (and in any event at least ten (10) Business Days before the anticipated filing date) give written notice to the Purchaser and all other Holders of its intention to effect such a registration. The Bank will effect the registration under the Securities Act of all Registrable Securities that the Holder(s) request(s) be included in such registration (a “Piggyback Registration”) by a written notice delivered to the Bank within five (5) Business Days after the notice given by the Bank in the preceding sentence. Subject to Section 4.20(b), securities requested to be included in a Bank registration pursuant to this Section 4.20 shall be included by the Bank on the same form of Registration Statement as has been selected by the Bank for the securities the Bank is registering for sale referred to above. The Holders shall be permitted to withdraw all or part of the Registrable Securities from the Piggyback Registration at any time at least two (2) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. If the Bank elects to terminate any registration filed under this Section 4.20 prior to the effectiveness of such registration, the Bank will have no obligation to register the securities sought to be included by the Holders in such registration under this Section 4.20. There shall be no limit to the number of Piggybank Registrations pursuant to this Section 4.20(a).

(b) If a Registration Statement under this Section 4.20 relates to an underwritten offering and the managing underwriter(s) advise(s) the Bank that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Bank will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the Common Stock and other securities the Bank proposes to sell, (ii) second, the Registrable Securities of the Holders who have requested inclusion of Registrable Securities pursuant to this Section 4.20 and the shares of Common Stock beneficially owned or controlled by John Farkash and Heidi Farkash to the extent either of them has requested inclusion of such shares, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or as such Holders, John Farkash and Heidi Farkash may otherwise agree, and (iii) third, any other securities of the Bank that have been requested to be so included, subject to the terms of Section 4.20(c). The Bank shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with an underwritten offering made pursuant to this Section 4.20. No Holder may participate in any underwritten registration under this Section 4.20 unless such Holder (i) agrees to sell the Registrable Securities it desires to have covered by the underwritten offering on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(c) All expenses incurred in connection with a registration pursuant to this Section 4.20 (excluding underwriters’ discounts and commissions), including, without limitation all registration and qualification fees, printing and accounting fees, and fees and disbursements of the Bank’s counsel shall be borne by the Bank.

4.21 Governance Matters.

(a) Following the Closing and upon the written request of the Purchaser, the Bank will promptly cause Mr. David J. Volk or another designee of the Purchaser reasonably acceptable to the Bank (the “Board Representative”) to be elected or appointed to the Board of Directors, subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Bank, so long as the Purchaser, together with its Affiliates, in the aggregate owns at least 50% or more of all of the Purchased Shares and, in the aggregate, 5.0% or more of the Common Stock then outstanding (the “Minimum Ownership Interest”). So long as the Purchaser, together with its respective Affiliates, has a Minimum Ownership Interest, the Bank will recommend to its shareholders the election of the Board Representative to the Board of Directors at the Bank’s annual meeting of shareholders, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Bank. If the Purchaser no longer has a Minimum Ownership Interest, the Purchaser will have no further rights under Sections 4.21(a) through 4.21(b) and, at the written request of the Board of Directors, shall use commercially reasonable efforts to cause the Board Representative to resign from the Board of Directors as promptly as possible thereafter.

(b) The Board Representative shall, subject to applicable Law, be one of the Bank’s nominees to serve on the Board of Directors. The Bank shall use its reasonable best efforts to have the Board Representative elected as a director of the Bank by the shareholders of the Bank, and the Bank shall solicit proxies for the Board Representative to the same extent as it does for any of its other Bank nominees to the Board of Directors. The Bank shall ensure that the Board of Directors shall have at least four members for so long as the Purchaser shall have the right to appoint a Board Representative. The Purchaser covenants and agrees to hold any information obtained from the Board Representative in confidence. Notwithstanding anything to the contrary contained herein, at all times when the Purchaser maintains a Minimum Ownership Interest, it shall comply in all respects with applicable Laws concerning equity investments in banks.

(c) Subject to Section 4.21(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of Directors of the Board Representative, the Purchaser shall have the right to designate the replacement for the Board Representative, which replacement shall satisfy all legal, bank regulatory and governance requirements regarding service as a director of the Bank and shall be reasonably acceptable to the Bank. The Board of Directors shall use their respective reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Bank’s nominees to serve on the Board of Directors), using reasonable best efforts to have such person elected as director of the Bank by the shareholders of the Bank and the Bank soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors, as the case may be.

(d) Reserved.

(e) The Board Representative shall be entitled to compensation and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board of Directors, and shall be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred in attending meetings of the Board of Directors, or any committee thereof in accordance with Bank policy. The Bank shall notify the Board Representative of all regular meetings and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors. The Bank shall provide the Board Representative with copies of all notices, minutes, consents and other material that it provides to all members of the Board of Directors at the same time such materials are provided to the other members.

(f) The Bank acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Purchaser and/or its respective Affiliates (collectively, the “Purchaser Indemnitors”). The Bank hereby agrees that, with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of the Bank, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board of Directors, as applicable) are primary and any obligation of the Purchaser Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Purchaser Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Bank.

Article V
CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchaser to Purchase Shares. The obligation of the Purchaser to acquire the Purchased Shares at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser:

(a) Representations and Warranties. The representations and warranties of the Bank contained in Section 3.1 shall be true and correct as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date (in which case that representation and warranty only shall be true and correct as of that specific date); provided, however, that no representation or warranty of the Bank, other than Fundamental Representations (as hereinafter defined) and any representation qualified by Material Adverse Effect, shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of the Bank, has had or would result in a Material Adverse Effect on the Bank. All Fundamental Representations shall be shall be true and correct in all material respects on and as of the date when made and as of the Closing Date, except for such representations and warranties that speak as of a specific date (in which case that representation and warranty only shall be true and correct in all material respects as of that specific date). Any representation or warranty that is qualified by Material Adverse Effect shall be true and correct in all respects on and as of the date when made and as of the Closing Date, except for such representations and warranties that speak as of a specific date (in which case that representation and warranty only shall be true and correct as of that specific date). As used herein, the term “Fundamental Representations” means the representations and warranties of the Bank contained in Sections 3.1(a), (Subsidiaries), 3.1(b) (Organization and Qualification), 3.1(c) (Authorization; Enforcement; Validity), 3.1(d) (No Conflicts), 3.1(e) (Filings, Consents and Approvals), 3.1(f) (Issuance of Shares), 3.1(g) (Capitalization), 3.1(h) (Financial Statements), 3.1(s) (Transactions with Affiliates and Employees), 3.1(t) (Internal Control Over Financial Reporting), 3.1(u) (Certain Fees) and 3.1(bb) (No Undisclosed Liabilities).

(b) Performance. The Bank shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Transaction Documents to be performed, satisfied, or complied with by it at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or Governmental Entity of competent jurisdiction, nor has there been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents or restricts the Purchaser or any of its Affiliates from owning any securities of the Bank in accordance with the terms thereof.

(d) Consents. The Bank shall have obtained in a timely fashion any and all material consents, permits, approvals, non-objections, registrations, and waivers necessary for consummation of the purchase and sale of the Purchased Shares (including all Required Approvals), all of which shall be and remain so long as necessary in full force and effect.

(e) Bank Deliverables. The Bank shall have delivered the Bank Deliverables in accordance with Section 2.2(a).

(f) Intentionally Omitted.

(g) No Burdensome Condition. Since the date hereof, there shall not be imposed any Burdensome Condition.

(h) Governmental Approvals. The Purchaser shall have received all consents, approvals, permits, non-objections, waivers and authorizations from Governmental Entities required to consummate the transactions contemplated by this Agreement pursuant to applicable Laws (including by the OCC under the CIBC Act and by the California Department of Business Oversight under Section 1250 of the California Financial Code). In addition, the Purchaser shall have received written confirmation satisfactory in its reasonable good faith judgment from the Federal Reserve and the California Department of Business Oversight, as applicable, to the effect that purchase of the Shares will not result in the Purchaser or its Affiliates being deemed in control of the Bank for purposes of (i) the BHCA, (ii) the California Financial Code, or (iii) otherwise being regulated as a bank holding company within the meaning of the BHC Act or the California Financial Code.

(i) Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2015.

(j) VCOC Letter Agreement. The Bank and the Purchaser shall have executed and delivered the VCOC Letter Agreement.

(k) No Change in Control. The Bank shall not have agreed to enter into or entered into (A) any agreement or transaction in order to raise capital, or (B) any transaction that resulted in, or would result in if consummated, a Change in Control of the Bank, in each case, other than in connection with the transactions contemplated by the Transaction Documents.

(l) Well-Capitalized Status. After the Closing and the consummation of the transactions contemplated by this Agreement: (A) the Bank’s capital levels shall exceed the specific quantitative capital requirements necessary to be deemed “well capitalized,” as defined in 12 C.F.R. § 6.4(c)(1); and (B) the Bank shall meet or exceed all specific quantitative capital requirements stated in any written agreement, order, understanding or undertaking with the OCC, if applicable.

(m) Non-Performing Assets. As of the end of the month immediately prior to Closing, total nonperforming assets shall not have increased more than 33% over total nonperforming assets as of June 30, 2016.

5.2 Conditions Precedent to the Obligations of the Bank to sell the Shares. The Bank’s obligation to sell and issue the Shares to the Purchaser at the Closing is subject to the fulfillment to the satisfaction of the Bank on or prior to the Closing Date of the following conditions, any of which may be waived by the Bank:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 3.2 hereof shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date), in each case except as would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Performance. The Purchaser shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Transaction Documents to be performed, satisfied, or complied with by the Purchaser at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or Governmental Entity of competent jurisdiction, nor has there been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Purchaser Deliverables. The Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

Article VI

MISCELLANEOUS

6.1 Fees and Expenses. The Bank shall reimburse the Purchaser for all expenses in connection with due diligence efforts, the negotiation and preparation of the Transaction Documents and undertaking of the transactions contemplated by the Transaction Documents (including out-of-pocket due diligence and travel expenses and professional fees incurred by or on behalf of the Purchaser or its Affiliates in connection with the transactions contemplated hereby) in an amount not to exceed $25,000; however, the Bank shall not reimburse the Purchaser for expenses and shall have no obligation to the Purchaser pursuant to this Section 6.1 in the event this Agreement is terminated by the Bank with respect to the Purchaser pursuant to Section 6.15(a)(v). Each of the Bank and the Purchaser shall be responsible for their respective closing and administrative fees and expenses, the fees and expenses of their respective advisors (including their respective attorneys and other professional fees), and fees and expenses of any broker or finders for which they are responsible. Except as set forth above and elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. The Bank shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the Bank’s sale and issuance of the Purchased Shares to the Purchaser.

6.2 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions, and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits, and schedules. At or after the Closing, and without further consideration, the Bank and the Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, facsimile or e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Bank:	Bank of Southern California, N.A. 12265 El Camino Real, Suite 100 San Diego, CA 92130 Attention: Nathan L. Rogge, Chief Executive Officer Email: NRogge@banksocal.com

With a copy to:	Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, CA 91302 Attention: S. Alan Rosen, Esq. Telephone: (818) 591-2121 Facsimile: (818) 591-3838 Email: arosen@hrbc.com

If to the Purchaser:	Castle Creek Capital Partners VI, LP 6051 El Tordo, P.O. Box 1329 Rancho Santa Fe, CA 92067 Attn: David J. Volk, Principal Email: dvolk@castlecreek.com

With a copy to:	Vijay S. Sekhon, Esq. Sidley Austin LLP 1999 Avenue of the Stars 17th Floor Los Angeles, CA 90067 Telephone: (310) 595-9507 Facsimile: (310) 595-9501 Email: vsekhon@sidley.com

6.4 Amendments; Waivers; No Additional Consideration. No amendment or waiver of any provision of this Agreement will be effective with respect to either party unless made in writing and signed by a duly authorized representative of such party. No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Transaction Document.

6.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Bank without the prior written consent of the Purchaser. The Purchaser may assign its rights hereunder in whole or in part to any Person to whom the Purchaser assigns or transfers any Purchased Shares in compliance with the Transaction Documents and applicable Law, provided such transferee shall agree in writing to be bound, with respect to the transferred Purchased Shares, by the terms and conditions of this Agreement that apply to the Purchaser.

6.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than, solely with respect to the provisions of Section 4.7, the Purchaser Parties.

6.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of California, without regard to the principles of conflicts of law thereof. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of California for all Proceedings arising out of or relating to this Agreement and any of the other Transaction Documents and the transactions contemplated hereby and thereby. The parties hereto hereby irrevocably waive personal service of process and consent to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.9 Survival. Except for the Fundamental Representations, which will survive the Closing indefinitely, all other representations and warranties made by the Bank in this Agreement shall survive the Closing and shall terminate on the first anniversary of the date of the Closing. All covenants made by the Bank that are intended to be performed prior to the Closing shall not survive the Closing and all covenants made by the Bank that are intended to be performed after the Closing shall survive the Closing. All representations and warranties made by the Purchaser in this Agreement shall survive the Closing indefinitely. All covenants made by the Purchaser that are intended to be performed prior to the Closing shall not survive the Closing and all covenants made by the Purchaser that are intended to be performed after the Closing shall survive the Closing.

6.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.12 Replacement of Shares. If any certificate or instrument evidencing any Purchased Shares is mutilated, lost, stolen, or destroyed, the Bank shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Bank and the transfer agent of such loss, theft, or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Bank and the transfer agent for any losses in connection therewith or, if required by the transfer agent, a bond in such form and amount as is required by the transfer agent. The applicants for a new certificate or instrument under such circumstances shall also pay all third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Purchased Shares is requested due to a mutilation thereof, the Bank may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Bank will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

6.14 Payment Set Aside. To the extent that the Bank makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or are required to be refunded, repaid or otherwise restored to the Bank, a trustee, receiver, or any other person under any Law (including, without limitation, any bankruptcy law, state, or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.15 Termination.

(a) This Agreement may be terminated and the sale and purchase of the Shares abandoned at any time prior to the Closing:

(i) by the written consent of the Bank and the Purchaser;

(ii) by either the Bank or the Purchaser upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m., Pacific Standard Time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.15(a)(ii) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time;

(iii) by the Bank or the Purchaser, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(iv) by the Purchaser, upon written notice to the Bank, if there has been a material breach of any representation, warranty, covenant or agreement made by the Bank in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.1(a) or Section 5.1(b) would not be satisfied;

(v) by the Bank, upon written notice to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.2(a) or Section 5.2(b) would not be satisfied;

(vi) by the Bank or the Purchaser (with respect to itself only), upon written notice to the other, if any of the conditions to Closing set forth in Sections 5.1 or 5.1(l) are not capable of being satisfied on or before 5:00 p.m., Pacific Standard Time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.15(a)(vi) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the conditions to Closing set forth in Sections 5.1 or 5.1(l) to occur on or before such time;

(vii) by the Purchaser, upon written notice to the Bank, if the Purchaser or any of its Affiliates receives written notice from or is otherwise advised by the OCC that the OCC will not grant (or intends to rescind if previously granted) any of the approvals referred to in Section 5.1(h); or

(viii) by any Purchaser, if the Bank directly or indirectly effects or causes to be effected any transaction with a third party (1) with respect to an Acquisition Proposal or that would reasonably be expected to result in a Change in Control and (2) such transaction has a purchase price per share of Common Stock that is equal to or less than the Purchase Price.

(b) Nothing in this Section 6.15 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents. Upon a termination in accordance with this Section, neither the Bank nor the Purchaser shall not have any further obligation or liability (including arising from such termination) to the other.

6.16 Adjustments in Common Stock Numbers and Prices. In the event of any stock split, subdivision, dividend, or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination, or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BANK OF SOUTHERN CALIFORNIA, N.A.

/S/ Nathan L. Rogge
Name:	Nathan L. Rogge
Title:	President and Chief Executive Officer

CASTLE CREEK CAPITAL PARTNERS VI, LP

/S/ David J. Volk
Name:	David J. Volk
Title:	Principal

Address:	6051 El Tordo P.O. Box 1329 Rancho Santa Fe, CA 92067

Aggregate Purchase Price: $6,999,996.50

No. of Common Shares to be Acquired at $8.50 per Share: 823,529

TaxIDNo:	61-1778768

[Signature Page to Stock Purchase Agreement]

EXHIBITS

A Form of VCOC Letter Agreement

B Form of Opinion of Bank Counsel

C Form of Secretary’s Certificate

D Form of Officer’s Certificate

E Accredited Investor Questionnaire

[Exhibit Index]

EXHIBIT A

FORM OF VCOC LETTER AGREEMENT

BANK OF SOUTHERN CALIFORNIA, N.A.

12265 EL CAMINO REAL, SUITE 100
SAN DIEGO, CA 92130

[●], 2016

Castle Creek Capital Partners VI, L.P.

6051 El Tordo

Rancho Santa Fe, CA 92091

Dear Sir/Madam:

Reference is made to the Stock Purchase Agreement by and between Bank of Southern California, N.A., a national banking association (the “Bank”), and Castle Creek Capital Partners VI, L.P., a Delaware limited partnership (the “VCOC Investor”), dated as of September 22, 2016 (the “Stock Purchase Agreement”), pursuant to which the VCOC Investor agreed to purchase from the Bank shares of its voting common stock, $5.00 par value per share (the “Common Stock”). Capitalized terms used herein without definition shall have the respective meanings in the Stock Purchase Agreement.

For good and valuable consideration acknowledged to have been received, the Bank hereby agrees that it shall:

●	For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, provide the VCOC Investor or its designated representative with the governance rights set forth in Section 4.21 of the Stock Purchase Agreement;

●	For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, without limitation or prejudice of any of the rights provided to the VCOC Investor under the Stock Purchase Agreement, provide the VCOC Investor or its designated representative with:

(i) the right to visit and inspect any of the offices and properties of the Bank and its subsidiaries and inspect the books and records of the Bank and its subsidiaries at such times as the VCOC Investor shall reasonably request upon three (3) business days’ notice but not more frequently than once per calendar quarter, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 4, or reports of examination of any national or state chartered insured bank, which information may only be disclosed by the Bank in accordance with the provisions and subject to the limitations of Law;

EXHIBIT A-1

(ii) consolidated balance sheets and statements of income and cash flows (on a year-end basis only) of the Bank and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year of the Bank as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred and twenty (120) days after the end of such fiscal year together with an auditor’s report thereon; and

(iii) to the extent the Bank or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Bank to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Bank or any of its subsidiaries as soon as available;

provided that, in each case, if the Bank makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the Commission, the delivery of the information shall be deemed satisfied by such public filings.

●	For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, make appropriate officers and directors of the Bank available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of the Bank; and

●	For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, if the VCOC Investor’s regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date of this agreement to preserve the qualification of VCOC Investor’s investment in the Bank as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), the Bank agrees to cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Bank and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.

The Bank agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Bank.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes all appropriate steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in the Bank to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Bank has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of California and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT A-2

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first above written.

BANK OF SOUTHERN CALIFORNIA, N.A.

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPITAL PARTNERS VI, L.P.

By:	Castle Creek Capital VI LLC, its general partner

By:
Name:
Title:

EXHIBIT A-3

EXHIBIT B

FORM OF OPINION OF BANK COUNSEL

[Bank Counsel to add Preamble and Carveouts]

1.	The Bank validly exists as an association in good standing under the laws of the United States.

2.	The Bank has the corporate power and authority to execute and deliver and to perform its obligations under the Transaction Documents, including, without limitation, to issue the Purchased Shares.

3.	The deposit accounts of the Bank are insured by the FDIC under the provisions of the Federal Deposit Insurance Act.

4.	Each of the Transaction Documents has been duly authorized, executed, and delivered by the Bank and, assuming due authorization, execution, and delivery by the Purchaser, each of the Transaction Documents constitutes a valid and binding agreement of the Bank, enforceable against the Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law; and (iv) as such enforceability may be limited by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(b)(6)(D)).

5.	The execution and delivery by the Bank of each of the Transaction Documents and the performance by the Bank of its obligations under such agreements, including its issuance and sale of the Purchased Shares, do not and will not: (a) require any consent, approval, license or exemption by, order or authorization of, or filing, recording, or registration by the Bank with any federal or state Governmental Entity, except (1) as may be required by federal securities laws with respect to the Bank’s obligations under the Stock Purchase Agreement, and (2) the filings required in accordance with Section 4.5 of the Stock Purchase Agreement, (b) violate any federal or state statute, rule, or regulation, or any rule or regulation, or any court order, judgment, or decree, if any, listed in Exhibit A hereto, which exhibit lists all court orders, judgments, and decrees that the Bank has certified to us are applicable to it, (c) result in any violation of the Articles of Association or Bylaws of the Bank, or (d) result in a breach of, or constitute a default under, any Material Contract.

6.	Assuming the accuracy of the representations, warranties, and compliance with the covenants and agreements of the Purchaser and the Bank contained in the Stock Purchase Agreement, the offer, sale, and delivery of the Shares to the Purchaser under the circumstances contemplated by the Stock Purchase Agreement constitute exempt transactions under the 12 C.F.R. § 16.5 and do not under existing law require the registration of the Shares under 12 C.F.R. § 16.3.

7.	The Shares being delivered to the Purchaser pursuant to the Stock Purchase Agreement have been duly and validly authorized and, when issued, delivered, and paid for as contemplated in the Stock Purchase Agreement, will be duly and validly issued, fully paid, and free of any preemptive right or similar rights contained in the Bank’s Articles of Association or Bylaws.

EXHIBIT B

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Bank of Southern California, N.A., a national banking association (the “Bank”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of the Bank in connection with the Stock Purchase Agreement, dated as of September 22, 2016, by and between the Bank and Castle Creek Capital Partners VI, LP, a Delaware limited partnership, (the “Agreement”) and further certifies in his official capacity, in the name and on behalf of the Bank, the items set forth below (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement):

1.	Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Bank at a meeting held on [ ], 2016. Such resolutions have not in any way been amended, modified, revoked, or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

2.	Attached hereto as Exhibit B is a copy of the Bank’s Articles of Association. Such Articles of Association constitute true, correct, and complete copies of the Articles of Association of the Bank as in effect on the date hereof.

3.	Attached hereto as Exhibit C is a copy of the Bank’s bylaws. Such bylaws constitute true, correct, and complete copies of the bylaws of the Bank as in effect on the date hereof.

4.	Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Agreement and each of the Transaction Documents on behalf of the Bank, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this [●] day of [●], 2016.

[ ]
Secretary

I, Nathan L. Rogge, President and Chief Executive Officer, hereby certify that [                  ] is the duly elected, qualified, and acting Secretary of the Bank and that the signature set forth above is his true signature.

Nathan L. Rogge
President and Chief Executive Officer

EXHIBIT C

EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

The undersigned, the President and Chief Executive Officer of Bank of Southern California, N.A., a national banking association (the “Bank”), pursuant to Section 2.2(a)(iii) of the Stock Purchase Agreement, dated as of September 22, 2016, by and between the Bank and Castle Creek Capital Partners VI, LP, a Delaware limited partnership (the “Agreement”), hereby represents, warrants, and certifies as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement):

1.	The representations and warranties of the Bank contained in the Agreement are true and correct as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

2.	The Bank has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

3.	Since December 31, 2015, there has not occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Bank.

IN WITNESS WHEREOF, the undersigned has executed this certificate this [●] day of [●], 2016.

Nathan L. Rogge
President and Chief Executive Officer

EXHIBIT D

EXHIBIT E

ACCREDITED INVESTOR QUESTIONNAIRE

(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)

To: Bank of Southern California, N.A.

This Accredited Investor Questionnaire (the “Questionnaire”) must be completed by Castle Creek Capital Partners VI, LP, a Delaware limited partnership (the “Purchaser”), in connection with the offer and sale by Bank of Southern California, N.A., a national banking association (the “Bank”), of its shares of common stock, $5.00 par value per share (the “Shares”) of the Bank. The Shares are being offered and sold by the Bank without registration under the Securities Act of 1933, as amended (the “Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Bank must determine that an investor meets certain suitability requirements before offering or selling the Shares to such investor. The purpose of this Questionnaire is to assure the Bank that the Purchaser will meet the applicable suitability requirements. The information supplied by the Purchaser will be used in determining whether the Purchaser meets such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire, the Purchaser will be authorizing the Bank to provide a completed copy of this Questionnaire to such parties as the Bank deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Act or the securities laws of any state and that the Purchaser otherwise satisfies the suitability standards applicable to purchasers of the Shares. Please print or type all responses and attach additional sheets of paper if necessary to complete answers to any item.

PART A.          BACKGROUND INFORMATION

Name of Beneficial Owner of the Shares:

Business Address:

(Number and Street)

(City)                                                                      (State)                                                                        (Zip Code)

Telephone Number: ( )

Email Address:

EXHIBIT E

If a corporation, partnership, limited liability company, trust or other entity:

Type of entity:

Were you formed for the purpose of investing in the securities being offered?

Yes ☐ No ☐

If an individual:

Residence Address:

(Number and Street)

(City)                                                                      (State)                                                                        (Zip Code)

Telephone Number: ( )

Email Address:

Age: Citizenship: Where registered to vote:

Set forth in the space provided below the state(s), if any, in the United States in which you maintained your residence during the past two years and the dates during which you resided in each state:

Are you a director or executive officer of the Bank?

Yes ☐ No ☐

Social Security or Taxpayer Identification No.

PART B. ACCREDITED INVESTOR QUESTIONNAIRE

In order for the Bank to offer and sell the Shares in conformance with state and federal securities laws, the following information must be obtained regarding your investor status. Please initial each category applicable to you as the Purchaser of Shares.

☐	1.	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	2.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

☐	3.	An insurance company as defined in Section 2(a)(13) of the Securities Act;

EXHIBIT E

☐	4.	An investment company registered under the Investment Bank Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

☐	5.	A Small Business Investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

☐	6.	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	7.	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	8.	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐	9.	An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

☐	10.	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Bank;

☐	11.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000 (see Note 11 below);

☐	12.	A natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

☐	13.	An executive officer or director of the Bank; and

☐	14.	An entity in which all of the equity owners qualify under any of the above subparagraphs. If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the investor category which each such equity owner satisfies.

EXHIBIT E

Note 11. For purposes of calculating net worth under paragraph (11):

(A)	The person’s primary residence shall not be included as an asset;

(B)	Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C)	Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

Date: [        ], 2016

CASTLE CREEK CAPITAL PARTNERS VI, LP

By:
Print Name:	David J. Volk
Title:	Principal

EXHIBIT E